Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AIKIDO PHARMA INC.”, FILED IN THIS OFFICE ON THE SECOND DAY OF JUNE, A.D. 2022, AT 5:32 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SEVENTH DAY OF JUNE, A.D. 2022 AT 12:01 O’CLOCK P.M.

2296558 8100 SR# 20222605008	Authentication: 203583713 Date: 06-02-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT
OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

AIKIDO PHARMA INC.

Alkido Pharma Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, effective as of 12:01 a.m., Eastern time, on June 7, 2022 (the “Effective Time”), that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Clause “A” of the Article thereof numbered “FOURTH” so that, as amended, said Clause “A” of the Article thereof numbered “FOURTH” shall be and read as follows:

“A. The total number of shares of stock of all classes that the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value$0.0001 per share (the “Common Stock”), and Fifty Million (50,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Effective as of the Effective Time, each seventeen 17 shares of common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date, shall be and hereby is, reclassified as and changed into one (1) share of common stock, par value $0.0001 per share (the “New Common Stock”). Each outstanding stock certificate which immediately before the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-seventeenth 1/17, and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. No fractional shares shall be issued in connection therewith. Stockholders who would otherwise be entitled to receive fractional share interests of Common Stock shall instead receive a cash payment equal to the fraction multiplied by the closing sales price of our Common Stock as of the date of the Effective Time.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:32 PM 06/02/2022
FILED 05:32PM06/02/2022
SR 20222605008 - File Number 2296558

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 2nd day of June, 2022.

By:	/s/ Anthony Hayes
	Name:	Anthony Hayes
	Title:	Chief Executive Officer